                                UNITED STATES
                      SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C. 20549

                           SCHEDULE 14A INFORMATION

          Proxy Statement Pursuant to Section 14(a) of the Securities
                    Exchange Act of 1934 (Amendment No.  )

Filed by the Registrant [X]

Filed by a Party other than the Registrant [_]

Check the appropriate box:

[_]  Preliminary Proxy Statement         [_]  CONFIDENTIAL, FOR USE OF THE
                                              COMMISSION ONLY (AS PERMITTED BY
                                              RULE 14A-6(E)(2))

[X]  Definitive Proxy Statement

[_]  Definitive Additional Materials

[_]  Soliciting Material Pursuant to Section 240.14a-11(c) or Section 240.14a-12

                                VARIFLEX, INC.
--------------------------------------------------------------------------------
               (Name of Registrant as Specified In Its Charter)


--------------------------------------------------------------------------------
   (Name of Person(s) Filing Proxy Statement, if other than the Registrant)


Payment of Filing Fee (Check the appropriate box):

[X]  No fee required

[_]  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.


     (1) Title of each class of securities to which transaction applies:

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     (2) Aggregate number of securities to which transaction applies:

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     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

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     (4) Proposed maximum aggregate value of transaction:

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     (5) Total fee paid:

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[_]  Fee paid previously with preliminary materials.

[_]  Check box if any part of the fee is offset as provided by Exchange
     Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1) Amount Previously Paid:

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     (4) Date Filed:

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Notes:

                                VARIFLEX, INC.
                          5152 NORTH COMMERCE AVENUE
                              MOORPARK, CA 93021

                               ----------------

                   NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                    MAY 12, 1998 AT 10:00 A.M., LOCAL TIME
                               ----------------

  Notice is hereby given that the 1997 Annual Meeting of Stockholders of Variflex, Inc. (the "Company") will be held at the Radisson Hotel, 999 Enchanted Way, Simi Valley, California, on Tuesday, May 12, 1998 at 10:00 a.m., local time, for the following purposes:

    1.To elect six directors for terms expiring in 1998.

    2.To consider and take action upon a proposal to ratify the selection of Ernst & Young LLP, independent certified public accountants, as auditors for the Company for the year ending July 31, 1998.

    3.To transact such other business as may properly come before the meeting, or any adjournment or adjournments thereof.

  Holders of common stock of the Company are entitled to vote for the election of directors and on each of the other matters set forth above.

  The stock transfer books of the Company will not be closed. The Board of Directors has fixed the close of business on April 17, 1998 as the record date for the determination of stockholders entitled to notice of, and to vote at, the Annual Meeting and any adjournments thereof.

  You are cordially invited to be present.

                                             By order of the Board of
                                             Directors

                                             /s/ Randall L. Bishop

                                             Randall L. Bishop, Secretary

April 20, 1998

                                VARIFLEX, INC.
                          5152 NORTH COMMERCE AVENUE
                              MOORPARK, CA 93021

                                PROXY STATEMENT

                               ----------------

            ANNUAL MEETING OF STOCKHOLDERS TO BE HELD MAY 12, 1998

                               ----------------

  This statement is furnished in connection with the solicitation of proxies by the Board of Directors of Variflex, Inc. (the "Company") from holders of the Company's outstanding shares of common stock ("Common Stock") entitled to vote at the 1997 Annual Meeting of Stockholders of the Company (and at any and all adjournments thereof) for the purposes referred to below and set forth in the accompanying Notice of Annual Meeting of Stockholders. These proxy materials are first being mailed to stockholders on or about April 20, 1998.

  The Board of Directors has fixed the close of business on April 17, 1998 as the record date for the determination of stockholders entitled to notice of, and to vote at, said meeting. Holders of Common Stock are entitled to one vote for each share held of record on the record date with respect to each matter to be acted on at the 1997 Annual Meeting.

  On April 17, 1998, there were outstanding and entitled to vote 6,025,397 shares of Common Stock. Stockholders who do not expect to attend in person are requested to sign and return the enclosed form of proxy in the envelope provided. At any time prior to their being voted, proxies are revocable by written notice to the Secretary of the Company or by voting in person at the meeting.

                           1. ELECTION OF DIRECTORS

  The Company's by-laws permit the Board of Directors to fix the number of Board members between three and nine directors. At present, the Board of Directors has six members. The directors are elected at each annual meeting of the stockholders of the Company for a term of office running until the next annual meeting of the Company's stockholders and until their successors have been elected.

  The Board of Directors recommends a vote FOR the election of each of the nominees named below. Proxies in the enclosed form received from holders of Common Stock will be voted for the election on the six nominees named below as directors of the Company unless stockholders indicate otherwise.

  The votes of the holders of a majority of the voting power of the Common Stock present at the meeting in person or by proxy is required for the approval of the nominees as Directors in accordance with the by-laws of the Company.

  Abstentions and "broker non-votes" (as defined below) are counted for purposes of determining whether a quorum is present, but do not represent votes cast with respect to any proposal. Abstention from voting on any matter will have the practical effect of voting against any of the proposals since it is one less vote for approval. Broker non-votes are not considered to be shares "entitled to vote" (other than for quorum purposes), and will therefore have the effect of reducing the absolute number of votes required for stockholders to approve the nominees as Directors. "Broker non-votes" are shares held by a broker or nominee for which an executed proxy is received by the Company, but are not voted as to one or more proposals because instructions have not been received from the beneficial owners or persons entitled to vote and the broker or nominee does not have discretionary power to vote.

  If any nominees for director should be unable or unwilling to serve, the persons authorized by the proxy to vote shall, pursuant to the authority granted to them by the Board of Directors, have the discretion to select and vote for substituted nominees (unless shareholders indicate otherwise, as noted above). The Board of Directors has no reason to believe that the nominees will be unable or unwilling to serve.

  The following information includes the age, the year in which first elected a director of the Company, the principal occupation, and other directorships of each of the nominees named for election as directors.

                      NOMINEES FOR ELECTION AS DIRECTORS

  RANDALL L. BISHOP, age 29, was elected to the Company's Board of Directors on November 18, 1997. Mr. Bishop has been employed by REMY Investors and Consultants, Inc., a private investment and financial management company, and its affiliates (collectively, "Remy") since August 1997 and was previously associated with Remy from July 1993 to July 1995. From September 1995 to June 1997, he attended business school. From April 1992 to June 1993, he was employed by Nitta Corporation. Mr. Bishop received a Bachelor of Arts degree in Japanese from Stanford University and a Masters in Business Administration from the Harvard Business School.

  MICHAEL T. CARR, age 44, was elected to the Company's Board of Directors on March 16, 1998. Mr. Carr has served as President and Chief Executive Officer of Weider Publications, Inc., a publisher of several consumer magazines and specialty publications, since April 1990. From 1986 to 1990, Mr. Carr was Senior Vice President for Playboy Magazine. Prior to 1986, Mr. Carr held various positions in sales and sales management with Woman's Day Magazine and Lebhar-Friedman Publishing, and prior to entering the publishing field, Mr. Carr had similar positions in the housewares and hardware industry. Mr. Carr also presently serves on the Board of Directors of the Magazine Publishers of America and the Hudson County Occupational Rehabilitation Center in New Jersey.

  LOREN HILDEBRAND, age 57, was appointed to the Company's Board of Directors in February 1994. Mr. Hildebrand presently is the President and sole director and stockholder of Creative Consultants, a company he founded in 1992 to render consulting services to the toy industry. From May 1994 to September 1997, Mr. Hildebrand was Executive Vice President of Lewis Galoob Toys, Inc., a publicly traded toy manufacturer. From 1989 through 1992 Mr. Hildebrand was Executive Vice President of Toy Soldiers, Inc., a closely held toy company he co-founded which was sold in 1992. From 1987 through 1989 Mr. Hildebrand was Executive Vice President of Sales and Marketing for World of Wonder, a publicly traded manufacturer of toys. In 1987, Mr. Hildebrand retired as Executive Vice President of Sales, Merchandising and Distribution and a member of the Executive Committee of Mattel Toy Company, Inc., a publicly traded manufacturer of toys, with whom he had been employed since 1964. Mr. Hildebrand also served as a director of AFCO Industries, Inc., a wholly owned subsidiary of Mattel. Mr. Hildebrand earned his Bachelor of Arts degree in Economics from Pacific Lutheran University and his Masters of Business Administration degree from the University of Washington Graduate School of Business.

  RAYMOND (RAY) H. LOSI, age 74, has served on the Board of Directors of the Company since its inception in August 1977. Mr. Losi served as the Chairman of the Board from 1977 until his resignation from that position and the position of Chief Executive Officer effective November 18, 1997. Mr. Losi served as President of the Company from 1977 until 1989, at which time he became Chief Executive Officer. Mr. Losi has 55 years of experience in the junior sporting goods and bulk toys market. Mr. Losi attended Yale University and the University of Connecticut. Mr. Losi is the father of Raymond (Jay) H. Losi II, who is also an officer and director of the Company.

  RAYMOND (JAY) H. LOSI II, age 45, has served as President and Chief Operating Officer of the Company since 1992, as a director since 1985, and effective November 18, 1997 was also named Chief Executive Officer. Prior to 1992, Mr. Losi served as Vice President in Charge of Procurement from 1984 and as Vice President in Charge of International Sales from 1981. Mr. Losi has directed product development for the Company since its inception in August 1977. Mr. Losi is the son of Raymond (Ray) H. Losi, who is also a director of the Company.

  MARK S. SIEGEL, age 47, was elected to the Company's Board of Directors and as Chairman of the Board, on November 18, 1997. Mr. Siegel also serves as Chairman of the Board of Directors of UTI Energy Corp.

Mr. Siegel is President of Remy and has been associated with Remy since 1993. From 1992 to 1993, Mr. Siegel was President, Music Division, of Blockbuster Entertainment Corp. From 1988 through 1992, Mr. Siegel was an Executive Vice President of Shamrock Holdings, Inc. and Managing Director of Shamrock Capital Advisors, Incorporated. Mr. Siegel received a Bachelor of Arts degree in Philosophy from Colgate University and a Juris Doctor from the University of California at Berkeley (Boalt Hall) School of Law.

            THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT THE SHAREHOLDERS VOTE FOR ELECTION OF EACH OF THE ABOVE NOMINEES

  Directors who are employees of the Company or serve the Company through consulting agreements receive no compensation for service as members of the Board. Each non-employee director receives options to purchase 4,000 shares of common stock of the Company at market price upon being appointed or elected to the Board, and options to purchase 2,000 shares of common stock of the Company at market price as an annual retainer. Each non-employee director also receives $1,000 for each Board meeting and $500 for each committee meeting personally attended, or $250 for each such meeting in which they participate by telephone. All directors are reimbursed for expenses incurred in connection with attendance at meetings. The Company may grant awards to the directors under the Company's 1994 Stock Plan.

  In March 1994, the Board of Directors established a Compensation Committee and an Audit Committee. The Compensation Committee, on which Messrs. Carr, Hildebrand and Siegel serve, establishes salaries, incentive and other forms of compensation for officers and other employees, administers the various incentive compensation and benefit plans, and recommends policies relating to such plans. The Audit Committee, on which Messrs. Bishop, Raymond (Ray) H. Losi, and Siegel serve, is responsible for meeting periodically with representatives of the Company's independent public accountants to review the general scope of audit coverage, including consideration of the Company's accounting practices and procedures and system of internal accounting controls, and to report to the Board with respect thereto. The Audit Committee also recommends to the Board of Directors the appointment of the Company's independent auditors.

  The Board of Directors held four meetings in fiscal 1997, and took various actions by unanimous written consent. During fiscal 1997, each incumbent director attended at least 75% of the aggregate of the total number of meetings of the Board of Directors plus the total number of meetings of all committees of the Board on which he or she served. The Audit Committee and the Compensation Committee each had one meeting in fiscal 1997, each of which was fully attended.

  The following table sets forth the beneficial ownership of Common Stock as of April 17, 1998 of each of the Company's directors, each person (and certain related individuals) known by the Company to own beneficially more than 5% of the Common Stock, and each of the executive officers named in the Summary Compensation Table below.

                OFFICERS, DIRECTORS               SHARES BENEFICIALLY
               AND 5% STOCKHOLDERS(1)                  OWNED(2)
               ----------------------             ------------------------------
                                                    NUMBER            PERCENT
                                                  -----------         ----------
   Raymond (Ray) H. Losi(3)......................     446,575(4)(10)      7.17%
   Raymond (Jay) H. Losi II(3)...................   1,429,415(5)(10)     23.27%
   Eileen Losi(3)................................     120,000(6)(10)      1.99%
   Barbara Losi(3)...............................     206,438(7)(10)      3.43%
   Warren F. Marr................................      26,533             0.44%
   Loren Hildebrand..............................       8,000             0.13%
   Mark S. Siegel................................   2,066,667(8)(10)     32.16%
   Randall L. Bishop.............................   2,066,667(10)(11)    32.16%
   Michael T. Carr...............................       6,000             0.10%
   REMY Capital Partners IV, L.P.................   2,066,667(8)(10)     32.16%
   Dimensional Fund Advisors Inc.................     342,200(9)          5.68%
   All directors and executive officers
    as a group (9 persons).......................   3,993,390            58.80%

--------
(1) Unless otherwise indicated, the address of persons listed in this column is c/o Variflex, Inc., 5152 N. Commerce Avenue, Moorpark, CA 93021.

(2) Calculated pursuant to Rule 13d-3(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"). Under Rule 13d-3(d), shares not outstanding which are subject to options, warrants, rights or conversion privileges exercisable within 60 days are deemed outstanding for the purpose of calculating the number and percentage owned by such person, but not deemed outstanding for the purpose of calculating the percentage owned by each other person listed. Shares of common stock which may be acquired within 60 days of April 17, 1998, through the exercise of options, or otherwise, is as follows: Mr. Raymond (Jay) H. Losi II, 18,000 shares; Mr. Warren F. Marr, 26,533; Mr. Rocco Attolico, 5,000; Mr. Loren Hildebrand, 6,000; Mr. Michael T. Carr, 6,000; and Ms. Paula Coffman, 5,000.

(3) Mr. Raymond (Ray) H. Losi and Mrs. Barbara Losi are married. Mr. Raymond
    (Jay) H. Losi II is the son of Mr. Raymond (Ray) H. Losi and his prior spouse, Ms. Eileen Losi.

(4) Includes shares held by Mr. Raymond (Ray) H. Losi as Trustee of the 1989 Raymond H. Losi Revocable Trust under declaration of trust dated January 23, 1989, for benefit of Raymond (Ray) H. Losi. Although Mr. Losi is married to Mrs. Barbara Losi, the shares retain their identity as the sole and separate property of the beneficiary of the trust (Mr. Raymond (Ray)
    H. Losi). Also includes 200,000 warrants currently exercisable to purchase Common Stock.

(5) Includes 807,507 shares held by Losi Enterprises Limited Partnership, of which Losi Properties, Inc., a corporation whose sole stockholder is the 1989 Raymond H. Losi II Revocable Trust, of which Mr. Raymond (Jay) H. Losi II is a Trustee, is a general partner. Also includes 120,000 shares held by the Jay and Kathy Losi Revocable Trust dated January 1, 1989, for which Mr. Raymond (Jay) H. Losi II and his spouse are beneficiaries. Also includes 263,908 shares held by EML Enterprises Limited Partnership, of which Mr. Raymond (Jay) H. Losi II is a Trustee of the general partner, and 120,000 shares held by Mrs. Eileen Losi through the Eileen Losi Revocable Trust, for which Mr. Raymond (Jay) H. Losi II is a Trustee. Also includes 100,000 warrants currently exercisable to purchase Common Stock.

(6) Shares held by Mrs. Eileen Losi as a Trustee of the Eileen Losi Revocable Trust under declaration of trust dated October 13, 1993 for benefit of Eileen Losi.

(7) Includes 106,438 shares held by Mrs. Barbara Losi as Trustee of the 1989 Barbara Losi Revocable Trust under declaration of trust dated January 31, 1989, for benefit of Barbara Losi. Although Mrs. Losi is married to Mr. Raymond (Ray) H. Losi, the shares retain their identity as the sole and separate property of the beneficiary of the trust (Mrs. Barbara Losi). Also includes 100,000 shares owned by The BL 1995 Limited Partnership, of which BL Holdings, Inc., a corporation owned solely by Barbara Losi, is a general partner.

(8) REMY Capital Partners IV, L.P. ("REMY IV") owns 1,666,667 shares of Common Stock and 400,000 warrants currently exercisable to purchase Common Stock. The General Partner of REMY IV is REMY Investors, L.L.C. ("REMY LLC"), and the Managing Member for REMY LLC is Mark S. Siegel, the Company's Chairman of the Board. The address of REMY IV, REMY LLC and Mr. Siegel is 1801 Century Park East, Suite 1111, Los Angeles, California 90067.

(9) Dimensional Fund Advisors Inc. ("Dimensional"), a registered investment advisor, is deemed to have beneficial ownership of 342,200 shares of Common Stock as of December 31, 1997, all of which shares are held in portfolios of DFA Investment Dimensions Group Inc., a registered open-end investment company, or in series of the DFA Investment Trust Company, a Delaware business trust, or the DFA Group Trust and DFA Participation Group Trust, investment vehicles for qualified employee benefit plans, all of which Dimensional Fund Advisors Inc. serves as investment manager. Dimensional disclaims beneficial ownership of all such shares. The address for Dimensional is 1299 Ocean Avenue, 11th Floor, Santa Monica, California 90401.

(10) As a result of the Voting Rights Agreement described below, Raymond (Ray)
     H. Losi, Raymond (Jay) H. Losi II, Eileen Losi, Barbara Losi, Mark S. Siegel, Randall L. Bishop and Remy Capital Partners IV, L.P. may be deemed to beneficially own 4,175,396 shares of Common Stock.

(11) As a member of REMY LLC, Mr. Bishop may be deemed to beneficially own 1,666,667 shares of Common Stock and 400,000 warrants currently exercisable to purchase Common Stock, however Mr. Bishop disclaims beneficial ownership of such shares and warrants.

EXECUTIVE OFFICERS OF THE COMPANY

  The names, ages and positions of the executive officers of the Company as of April 17, 1998, are listed below, together with a brief description of each such officer's business experience for the past five years, except in the case of those who are also members of the Board of Directors, for whom biographies appear above under the caption: "NOMINEES FOR ELECTION AS DIRECTORS." Executive officers will be appointed each year by the Board of Directors at its annual meeting following the annual meeting of stockholders and serve for one year or until their successors are chosen and qualify in their stead.

  ROCCO ATTOLICO, age 56, has served as Vice President of Manufacturing since January 1994. Mr. Attolico has been an employee of the Company since July 1991 when he was hired to supervise and direct the Company's shipping, warehousing and order processing functions.

  PAULA COFFMAN, age 33, has been an employee of the Company since June 1984. Since January 1993, she has served as Vice President of Administrative Services. Prior to her appointment as Vice President, Ms. Coffman served the Company as Product and Sales Planning Manager, Sales Administration Manager and Sales Coordinator.

  WARREN F. MARR, age 56, has served as Vice President of Sales since he joined the Company in January 1990.

EXECUTIVE COMPENSATION

  The following table sets forth, with respect to the Company's fiscal year ended July 31, 1997, compensation paid by the Company to its principal executive officer, its Chief Executive Officer and the Company's other executive officers whose total annual salary and bonuses exceeded $100,000.

                          SUMMARY COMPENSATION TABLE

                                     ANNUAL COMPENSATION         LONG-TERM COMPENSATION
                                ------------------------------ --------------------------
                                                               SECURITIES
   NAME AND PRINCIPAL    FISCAL                   OTHER ANNUAL UNDERLYING    ALL OTHER
        POSITION          YEAR   SALARY   BONUS   COMPENSATION  OPTIONS   COMPENSATION(1)
   ------------------    ------ -------- -------- ------------ ---------- ---------------
Raymond (Jay) H. Losi
 II.....................  1997  $300,000 $    --    $   *        90,000       $  --
 President and Chief      1996   300,000      --        *           --         3,997
 Operating Officer        1995   300,000  180,000       *           --         3,077
 (Principal Executive
  Officer)

Raymond (Ray) H. Losi...  1997  $131,731 $    --    $   *           --        $  --
 Chief Executive Officer  1996   150,000      --        *           --           --
                          1995   150,000      --        *           --           --

Warren F. Marr..........  1997  $142,659 $  1,000   $   *        23,951       $  --
 Vice President of Sales  1996   133,757    7,500       *         2,667        8,200
                          1995   125,171   75,000       *         1,379        4,749

William B. Ogden........  1997  $131,652 $  1,000   $   *        12,500       $  --
 Chief Financial Officer  1996   127,382    2,500       *           --         7,790
                          1995   118,963   39,000       *           --           --

--------
 * Any perquisites and other personal benefits, securities or property are less than $50,000 and less than 10% of total annual salary and bonus reported for the named executive officer.

(1) Amounts represent Company annual contributions to the Defined Benefit Pension Plan and Trust, which was terminated effective July 31, 1997.

                INDIVIDUAL OPTION GRANTS TO EXECUTIVE OFFICERS
                            DURING FISCAL YEAR 1997

                                     PERCENT
                                     OF TOTAL                      POTENTIAL REALIZABLE VALUE AT ASSUMED
                                     OPTIONS                               ANNUAL RATES OF STOCK
                         NUMBER OF  GRANTED TO                      PRICE APPRECIATION FOR OPTION TERMS
NAME OF EXECUTIVE         OPTIONS   EMPLOYEES  EXERCISE EXPIRATION -------------------------------------
OFFICER                  GRANTED(1) IN FY 1997  PRICE     DATE(2)      0%           5%          10%
-----------------        ---------- ---------- -------- ---------- ----------- ------------ ------------
Raymond (Jay) H. Losi
 II.....................   90,000      60.4%    $ 5.50   6/13/07           --  $    238,003 $    672,184
Raymond (Ray) H. Losi...      --        --         --                      --           --           --
Warren F. Marr..........   20,000      13.4%      5.00   6/13/07           --        62,889      159,374
Warren F. Marr..........    3,951       2.7%    0.0004   4/16/07   $    20,000       32,579       51,878
William B. Ogden........   12,500       8.4%      5.00   6/13/07           --        31,445       79,687

--------
(1) Other than the 3,951 options granted to Mr. Marr on April 16, 1997, each of the options granted to executive officers during fiscal year 1997 were granted in connection with the cancellation of existing stock options with a higher exercise price. The options granted to Mr. Losi II vested 20% on January 1, 1998 and vest in additional twenty percent cumulative increments annually thereafter. The options granted to Mr. Ogden vested 80% on January 1, 1998, and the remaining 20% have been terminated due to termination of employment in April 1998. Of the options granted to Mr. Marr, 20,000 vested 80% on January 1, 1998 and the remaining 20% vest on January 1, 1999, and 3,951 vest in twenty percent cumulative increments beginning April 16, 1998.

(2) All options were granted subject to earlier termination upon certain events related to termination of employment.

           FY 1997 OPTIONS EXERCISE AND FY 1997 YEAR-END VALUE TABLE

                                                                    VALUE OF UNEXERCISED
                                            NUMBER OF OPTIONS      IN-THE-MONEY-OPTIONS AT
                                             AT END-FY 1997              END-FY 1997
                                        ------------------------- -------------------------
   NAME OF EXECUTIVE         ACQUIRED
   OFFICER                  ON EXERCISE EXERCISABLE UNEXERCISABLE EXERCISABLE UNEXERCISABLE
   -----------------        ----------- ----------- ------------- ----------- -------------
   Raymond (Jay) H. Losi
    II.....................     --           --        90,000           --           --
   Raymond (Ray) H. Losi...     --           --           --            --           --
   Warren F. Marr..........     --        10,533       29,596       $51,348      $46,781
   William B. Ogden........     --           --        12,500           --           --

                              PENSION PLAN TABLES

  In 1979, the Company established the Variflex, Inc. Defined Benefit Pension Plan and Trust (the "Defined Benefit Plan") to provide retirement, disability and death benefits to the Company's eligible employees. All employees of the Company who are at least age twenty-one and who have completed one year of service may participate in the Defined Benefit Plan. Benefits under the Defined Benefit Plan are based upon a participant's years of service (not to exceed 35 years) and his or her average monthly compensation (but not to exceed $150,000, as such figure may be adjusted for inflation). Benefits payable to a participant under the Defined Benefit Plan may not, with certain exceptions, exceed $7,500 per month, or $90,000 per year, as such figures may be adjusted for inflation. Each participant's benefits vest at the cumulative rate of 20% per year of service after the completion of such participant's second year of service. Participants' benefits fully vest upon termination of the Defined Benefit Plan. The assets of the Defined Benefit Plan are invested and managed by a trustee. The trustee has, under certain circumstances, the authority to make loans to participants and beneficiaries. The Company's policy is to contribute the minimum amount that is required to be contributed by law and can be deducted for federal income tax purposes. Set forth below is a chart showing estimated annual benefits payable upon retirement with respect to the Defined Benefit Plan.

 REMUNERATION
 ------------

 $150,000--        $15,200 $30,400 $45,600 $60,800 $76,000 $90,000 $107,000
         --
  125,000--         12,300  24,700  37,000  49,400  61,700  74,100   86,400
         --
  100,000--          9,500  19,000  28,400  37,900  47,400  56,900   66,400
         --
   75,000--          6,600  13,200  19,900  26,500  33,100  39,700   46,300
         --
   50,000--          4,100   8,200  12,300  16,400  20,500  24,600   28,700
         --
   25,000--          2,100   4,100   6,200   8,200  10,300  12,300   14,400
         --

      0--
     ----------------------------------------------------------------------
                     5        10        15       20       25       30       35

                                Years of Service

  During fiscal 1997, the Compensation Committee of the Board of Directors recommended the termination of the Defined Benefit Plan and replacement with a defined contribution plan. The Board of Directors accepted the recommendations terminating the Defined Benefit Plan effective July 31, 1997, and launching a defined contribution plan effective August 1, 1997. The termination of the Defined Benefit Plan is subject to the approvals of the Pension Benefit Guarantee Corporation and the United States Internal Revenue Service. Also see "Compensation Committee Report on Executive Compensation" below.

COMPENSATION ARRANGEMENTS UPON RESIGNATION, RETIREMENT OR OTHER TERMINATION; EMPLOYMENT AGREEMENTS

  EMPLOYMENT RELATED AGREEMENTS. In April 1994, the Company entered into employment agreements with Mr. Raymond (Jay) H. Losi II as President and Chief Operating Officer, Mr. Rocco Attolico as Vice President of Manufacturing, Mr. Warren F. Marr as Vice President of Sales, and Ms. Paula Coffman as Vice President of Administrative Services. The employment agreement for Mr. Raymond
(Jay) H. Losi II provides for a three year initial term, while the employment agreement for Messrs. Attolico and Marr and Ms. Coffman provide for one year initial terms. Each employment agreement renews automatically following the expiration of its initial term unless 60 days prior written notice is given. Pursuant to such automatic renewal provisions, the Company's agreement with Mr. Raymond (Jay) H. Losi II renews for one additional three year period, while the Company's agreements with Messrs. Attolico and Marr and Ms. Coffman each renew for one additional one year period. Each employment agreement requires that the employee devote his or her entire time to the performance of his or her executive obligations.

  Each of the employment agreements includes the following provisions relating to termination for cause: (i) the Company may terminate the employment of an executive if the executive willfully breaches or habitually neglects his duties or commits such acts of dishonesty, fraud or misrepresentation as would prevent the effective performance of his duties; (ii) the executive may terminate his or her employment with the Company if the Company breaches or fails to fulfill any representations, warranties or covenants entered into with the executive, demotes the executive, requires the executive to participate in any felony or other crime, commits any act which adversely reflects upon the name and reputation of the executive, if there is a change in control of the Company or if the Company engages in other conduct constituting legal cause for termination. Except for the employment agreement with Raymond (Jay) H. Losi II, each of the employment agreements includes the following provisions relating to termination without cause: (i) the employment of an executive shall terminate automatically upon the death of the executive;
(ii) the employment of an executive may terminate at the Company's election if the executive is prevented from discharging his duties under the agreement for a period of 60 days due to any physical or mental disability; or (iii) the employment of the executive may be terminated at the executive's election upon 90 days written notice to the Company. If Mr. Losi II terminates the agreement for cause pursuant to clause (ii) of the first sentence of this paragraph, he is entitled to receive, in lieu of any other remedy, three years base salary.

  The employment of Raymond (Jay) H. Losi II terminates without cause upon his death, or at the Company's election if he is unable to discharge his duties due to any physical or mental disability for a period of 30 days. Effective as of November 18, 1997, Mr. Losi's employment agreement was amended to eliminate the right of Mr. Losi to terminate his employment agreement without cause upon 180 days notice and to provide that Mr. Losi will be the Chief Executive Officer of the Company.

  As base compensation under their respective employment agreements, Mr. Raymond (Jay) H. Losi II receives $300,000 per year, Mr. Attolico receives $79,500 per year, Mr. Marr receives $137,376 per year and Ms. Coffman receives $68,065 per year. Base compensation for each employee is reviewed at least once per year and may be increased at the discretion of the Board of Directors. Messrs. Raymond (Jay) H. Losi II, Marr and Attolico, and Ms. Coffman, also are entitled under their employment agreements to auto allowances of $1,000, $500, $400 and $500 per month, respectively.

  Effective as of November 18, 1997, the employment agreement with Raymond
(Ray) H. Losi was mutually and voluntarily terminated, Mr. Losi voluntarily resigned as Chief Executive Officer, and the Company and Mr. Losi entered into a Consulting Agreement. The Consulting Agreement with Mr. Losi is for a term of two years. Under the Consulting Agreement, Mr. Losi will receive a salary of $100,000 per year. In addition, Mr. Losi received warrants to purchase 200,000 shares of Common Stock of the Company at a price of Five Dollars and Ten Cents ($5.10) per share, all of which are currently exercisable. The Company will also pay the lease payments for two automobiles used by Mr. Losi, the automobile insurance for those vehicles, and the premiums for Mr. Losi's health insurance policies. Mr. Losi's consulting agreement automatically terminates upon his death.

  At the same time, the Company and Remy Capital Partners IV, L.P., entered into a two-year Consulting Agreement pursuant to which in exchange for the rendition of advice and assistance on such financial matters as the Company may request, Remy Capital Partners IV, L.P. was granted warrants to purchase 400,000 shares of the Common Stock of the Company at a price of Five Dollars and Ten Cents ($5.10) per share, all of which are currently exercisable. As additional compensation for the services to be rendered, the Company also granted to Remy Capital Partners IV, L.P. certain registration rights pursuant to a Registration Rights Agreement entered into between the Company and Remy. Remy Capital Partners IV, L.P. owns 1,666,667 shares of the Common Stock of the Company (in addition to the 400,000 warrants). The General Partner of Remy Capital Partners IV, L.P. is Remy Investors, L.L.C. and the Managing Member of Remy Investors, L.L.C. is Mark S. Siegel, the Company's Chairman of the Board. Randall L. Bishop is a director and the Secretary of the Company and is employed by an affiliate of Remy Investors, L.L.C.

  The Company entered into a consulting agreement with Mr. Gerald I. Boyce, a director of the Company and its past President, for a one-year term stated to expire December 31, 1994. Since that date, Mr. Boyce has continued to perform the duties provided for under that agreement and the Company has continued to compensate Mr. Boyce at the rate of $50,000 per year and provide health insurance as provided for in that agreement.

  The employees and consultants who have entered into the agreements noted above have, pursuant to the terms of such agreements, covenanted that they shall not, for specified periods, compete with the Company within certain specified geographic areas, or solicit the Company's employees or customers. Mr. Boyce has so covenanted for a period of two years following the termination of his services, and Messrs. Raymond (Jay) H. Losi II, Attolico and Marr, and Ms. Coffman have so covenanted for a period of one year following the termination of each of their employment or services. In addition, these employees have covenanted to return all proprietary information to the Company following the termination of their respective employment agreements, and not use or disclose any confidential information of the Company.

  Mrs. Barbara Losi received $15,500 in fiscal 1997 as compensation for her services as an officer. In addition, the Company has agreed to provide her with health insurance for life in connection with her previous rendering of services to the Company.

  REPORT ON REISSUANCE OF STOCK OPTIONS. On June 23, 1997, the Board of Directors terminated all of the incentive stock option plans and stock options originally granted in April 1994, and granted new incentive stock options under the 1994 Stock Plan. This exchange of options was an acknowledgment by the Board of the importance to the Company of having equity incentives available to key employees and its determination that the existing options, which were exercisable at a price significantly above the current market price of the stock, did not provide the compensatory incentive they were intended to provide at the time of their grant. Further information with respect to these actions as they relate to executive officers of the Company is set forth in the following table.

                                                                            LENGTH OF
                         OPTIONS TERMINATED  NEW OPTIONS ISSUED              ORIGINAL
                         ------------------- -------------------   MARKET     OPTION
                         NUMBER OF           NUMBER OF            PRICE OF     TERM
                         SECURITIES          SECURITIES           STOCK AT  REMAINING
NAME OF EXECUTIVE        UNDERLYING EXERCISE UNDERLYING EXERCISE  TIME OF   AT TIME OF
OFFICER                   OPTIONS    PRICE    OPTIONS    PRICE   REISSUANCE REISSUANCE
-----------------        ---------- -------- ---------- -------- ---------- ----------
Raymond (Jay) H. Losi
 II.....................  180,000    $15.50    90,000    $5.50     $5.00     7 years
Raymond (Ray) H. Losi...      --        --
Warren F. Marr..........   40,000     15.50    20,000     5.00      5.00     7 years
William B. Ogden........   25,000     15.50    12,500     5.00      5.00     7 years

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

  Messrs. Boyce, Hildebrand and Murphy, the three non-employee directors, served as members of the Compensation Committee of the Board of Directors of the Company (the "Compensation Committee") during fiscal 1997. None of the executive officers or directors is a director on any other board which relationship would be construed to constitute a compensation committee interlock within the meaning of the proxy rules of the Securities and Exchange Commission. Mr. Boyce was the President of the Company from 1989 to 1992. As discussed above, the Company continues to compensate Mr. Boyce pursuant to a consulting agreement.

  Notwithstanding anything to the contrary set forth in any of the Company's previous filings under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, that might incorporate future filings, including this Proxy Statement in whole or in part, the following Report of the Compensation Committee and Performance Graph for Variflex, Inc., on Executive Compensation shall not be incorporated by reference in any such filings.

COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

  The Compensation Committee was established by the Board of Directors in March 1994 and this report discloses the Compensation Committee's compensation policies applicable to the Company's executive officers since that time.

  The Company's compensation program for executive officers is primarily comprised of base salary, an annual incentive based on the achievement of financial performance objectives, and long-term incentives in the form of stock option grants. Executives also participate in various other benefits plans, including a health insurance plan generally available to all employees of the Company.

  It is the Company's philosophy to pay base salaries and annual incentives to executives at or above medium competitive levels for similarly-situated companies based on the achievement of stretch performance objectives. Stock option grants are intended to result in minimal or no rewards if the stock price does not appreciate, but may provide substantial rewards to executives as stockholders benefit from stock price appreciation. An important objective of the Compensation Committee is to ensure that the compensation practices of the Company are competitive and effectively designed to attract, retain and motivate highly qualified personnel. In that regard, the Company's executive compensation program is designed to reward and retain executives who are capable of leading the Company in achieving its strategic and financial objectives.

 Base Salary

  Base salaries for executive positions are established relative to comparable positions in similarly-sized consumer goods manufacturing and distribution companies. The Committee has access to salary surveys and outside compensation consultants to help determine the relevant competitive pay levels. In determining salaries the Compensation Committee also takes into account individual experience and performance, equity relative to other positions within the Company, and specific issues particular to the Company. The Company has determined that base salaries for the six top officers are between the 50th and 75th percentile levels of comparative companies.

 Annual Incentives

  The top six executive officers are eligible for annual incentives based on the achievement of predetermined after-tax net income and individual objectives. These objectives are established by the Board annually and represent stretch levels of achievement. The performance measures and levels are reviewed annually to ensure that the plan supports the objectives of the strategic plan and is consistent with the competitive labor market.

 Stock Option Grant

  The Company strongly believes in tying employee rewards directly to the long-term success of the Company and increases in stockholder value through grants of executive stock options. Stock grants will also enable employees to develop and maintain a significant stock ownership position in the Company's common stock. See "Report on Reissuance of Stock Options" above.

 Other Benefits

  Executive officers are eligible to participate in benefits programs designed for all full-time employees of the Company. Other all-employee benefits programs include medical, dental, long-term disability and life insurance coverage.

 1997 Compensation

  During fiscal 1997 the Company's revenues decreased 29% from the prior year and the Company incurred a net loss of $1,805,000 versus net income of $564,000 during the prior fiscal year. However, the Company made substantial progress in the design and development of new products. Based on this performance, only selective cost-of-living and merit salary increases were implemented during the year and minimal cash bonuses were given during the year to the Company's executive officers. Existing incentive stock options were terminated during the year and replaced with new options having lower exercise prices; see "Report on Reissuance of Stock Options" above. If the Company's operating results improve in fiscal 1998, the Company anticipates implementing a program of regular merit salary adjustments for executive officers together with other forms of compensation such as cash incentive bonuses and/or stock option awards.

 Benefit Plan Replacement

  During fiscal 1997 the Board of Directors, at the recommendation of both the Company's independent auditors and its pension plan accountants, terminated the Company's Defined Benefit Plan effective July 31, 1997 and launched in its place a discretionary defined contribution plan. This change was made to take advantage of the fact that the assets in the Defined Benefit Plan had appreciated to a level that exceeded the present value of accrued benefit obligations at the time of this action. The Board's decision was also intended to reduce potential exposure to the Company, considering the fact that under the Defined Benefit Plan, a decline in the value of plan assets, if it occurred, could have to made up through contributions from the Company. The new defined contribution plan was implemented effective August 1, 1997, and is intended to offer employees greater long-term benefits at lower costs to the Company compared to the Defined Benefit Plan. Participation and vesting requirements are essentially the same under the defined contribution plan as compared to the Defined Benefit Plan.

 CEO Compensation

  As with the other executive officers of the Company, total compensation for the President, Mr. Raymond (Jay) H. Losi II is delivered through a combination of base salary, annual incentive, stock options and standard benefits afforded to all employees. Mr. Losi's base pay and annual incentive awards of $300,000 and $0, respectively, result in total cash at between the 50th and 75th percentile of similar sized consumer goods manufacturing and distribution companies.

  With respect to the above matters, this constitutes the report of the Compensation Committee members named below.

  COMPENSATION COMMITTEE OF THE BOARD OF DIRECTORS

    Gerald I. Boyce
    Loren Hildebrand
    Marvin G. Murphy

PERFORMANCE GRAPH

  The following is a graph which compares the Company's cumulative total stockholder return on the Common Stock with the cumulative total return on the NASDAQ Stock Market-U.S. Index and the NASDAQ Non-Financial Stock Index from June 17, 1994, the date of the Company's initial public offering, through July 31, 1997, the last day of fiscal 1997. The cumulative total shareholder return is based on $100 invested in Common Stock of the Company and in the respective indices on June 17, 1994 (including reinvestment of dividends):

                                                        CUMULATIVE TOTAL RETURN
                              ---------------------------------------------------------------------------
                              6/17/94 7/94 10/94 1/94 4/95 7/95 10/95 1/96 4/96 7/96 10/96 1/97 4/97 7/97
                              ------- ---- ----- ---- ---- ---- ----- ---- ---- ---- ----- ---- ---- ----
VARIFLEX, INC. ......... VFLX   100   110   132   98  103   92    54   50   53   39    37   35   32   31
NASDAQ STOCK
 MARKET (U.S.).......... INAS   100    99   107  104  117  139   144  147  166  151   170  193  176  223
NASDAQ NON--FINANCIAL... INNF   100    99   109  105  119  143   146  148  170  151   169  193  173  220

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

  Section 16(a) of the Securities Exchange Act of 1934, as amended, requires the Company's directors and officers, and persons who own more than ten percent of a registered class of the Company's equity securities, to file with the Securities and Exchange Commission reports of ownership and changes in ownership of Common Stock and other equity securities of the Company. Officers, directors and greater than ten percent stockholders are also required to furnish the Company with copies of all Section 16(a) forms they file.

  To the Company's knowledge, based solely on a review of the copies of such reports furnished to the Company, during the fiscal year ended July 31, 1997, all Section 16(a) filing requirements applicable to its officers, directors and greater than ten percent stockholders were complied with, except certain inadvertent filing delinquencies relating to the reissuance of certain stock options as described above, which have since been corrected, as set forth below.

  Messrs. Raymond (Jay) H. Losi II, Rocco Attolico, Warren F. Marr and William
B. Ogden and Ms. Paula Coffman each did not timely make a report on Form 5 in respect of the cancellation of stock options previously granted and of the issuance of new stock options at a lower exercise price. As noted, as of the date of this Proxy Statement, these Section 16(a) reporting delinquencies have been corrected.

             2. RATIFICATION OF SELECTION OF INDEPENDENT AUDITORS

  The Board of Directors has selected Ernst & Young LLP, independent certified public accountants, as independent auditors for the Company for the fiscal year ending July 31, 1998. A resolution will be submitted to stockholders at the meeting for ratification of such selection. Although ratification by stockholders is not a prerequisite to the ability of the Board of Directors to select Ernst & Young LLP as the Company's independent auditors, the Company believes such ratification to be desirable. If the stockholders do not ratify the selection of Ernst & Young LLP, the selection of independent auditors will be reconsidered by the Board of Directors; however, the Board of Directors may select Ernst & Young LLP notwithstanding the failure of the stockholders to ratify its selection.

  The Board of Directors recommends a vote "FOR" this resolution. Proxies solicited by the Board of Directors will be so voted unless stockholders specify a contrary vote. The resolution may be adopted by a majority of the votes cast with respect thereto.

  Ernst & Young LLP have been the Company's auditors since 1992.

  It is expected that a representative of Ernst & Young LLP will be present at the meeting, will have an opportunity to make a statement if he desires to do so, and will be available to respond to appropriate questions.

  THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT THE SHAREHOLDERS VOTE FOR THE RATIFICATION OF ERNST & YOUNG LLP AS THE COMPANY'S INDEPENDENT AUDITORS.

                            SHAREHOLDERS' PROPOSAL

  Proposals of shareholders which are intended to be presented at the 1998 Annual Meeting must be received by the Company at its principal executive offices no later than August 1, 1998 for inclusion in the Company's proxy materials for that meeting.

                                 OTHER MATTERS

  The Proxy and Proxy Statement have been approved by the Board of Directors and sent to shareholders by its authority. The matters referred to in the Notice of Meeting and in the Proxy Statement are, to management's knowledge, the only matters which will be presented for consideration at the Meeting. If any other matters properly come before the Meeting, the persons named in the enclosed Proxy intend to vote said Proxy on any such matters in accordance with their best judgment.

  This Proxy Statement incorporates certain Financial Statements and other information from the Company's Annual Report on Form 10-K, as amended, delivered herewith for the fiscal year ending July 31, 1997.

  Solicitation of proxies will be made by directors, officers and employees of the Company by mail, telephone and, to the extent necessary, by telegrams and personal interviews. Expenses in connection with the solicitation of proxies will be borne by the Company. Brokers, custodians and fiduciaries will be requested to transmit proxy material to the beneficial owners of Common Stock held of record by such persons, at the expense of the Company.

                                       By order of the Board of Directors

                                       /s/ Randall L. Bishop

                                       Randall L. Bishop, Secretary

April 17, 1998

PROXY                                                                      PROXY
                               COMMON STOCK PROXY
                                 VARIFLEX, INC.
                 5152 NORTH COMMERCE AVENUE, MOORPARK, CA 93021
               REVOCABLE PROXY FOR ANNUAL MEETING ON MAY 12, 1998
          THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

  The undersigned hereby appoints Raymond H. Losi II and Randall L. Bishop, and each of them jointly and severally, as attorneys and proxies of the undersigned, with full power of substitution, and hereby authorizes them to represent and to vote, as designated below, all the shares of common stock of Variflex, Inc. which the undersigned may be entitled to vote at the Annual Meeting of Shareholders to be held at the Radisson Hotel, 999 Enchanted Way, Simi Valley, California, on May 12, 1998, and at all adjournments thereof with all powers the undersigned would possess if personally present and voting thereat.

The Board of Directors recommends a vote FOR:

1. ELECTION OF DIRECTORS:

   [_] FOR all nominees listed below                 [_] WITHHOLD AUTHORITY
       (except as marked to the contrary below)          to vote for all
                                                         nominees listed below

     (Instruction: To withhold authority to vote for any individual nominee, strike a line through the nominee's name below:)

      RANDALL L. BISHOP           MICHAEL T. CARR        LOREN HILDEBRAN
    RAYMOND (RAY) H. LOSI   RAYMOND (JAY) H. LOSI, II     MARK S. SIEGEL

2. The proposal to ratify the appointment of Ernst & Young LLP

                [_] FOR           [_] AGAINST      [_] ABSTAIN

3. In their discretion, the Proxies are authorized to vote upon such other business as may properly come before the meeting.

Stockholders planning to attend the Annual Meeting are requested to indicate the number of persons attending in the block. [_]

Stockholders may attend the meeting whether or not the block is filled in.

      IMPORTANT--THIS PROXY MUST BE SIGNED AND DATED ON THE REVERSE SIDE.


  THE SHARES REPRESENTED HEREBY WILL BE VOTED IN ACCORDANCE WITH THE INSTRUCTIONS IN THIS PROXY. IF INSTRUCTIONS ARE NOT INCLUDED HEREIN, THIS PROXY WILL BE VOTED FOR ITEMS 1 AND 2.

                                             Date _______________________, 1998

                                             Number of Shares

                                             ----------------------------------
                                                        (Signature)

                                             ----------------------------------
                                                (Signature if held jointly)

                                             (Please sign as name(s) appear(s)
                                             on this proxy card. If joint
                                             account, each joint owner should
                                             sign. When signing as attorney,
                                             executor, administrator, trustee
                                             or guardian, please give full
                                             title as such. If a corporation,
                                             please sign in full corporation
                                             name by President or other
                                             authorized officer. If a
                                             partnership, please sign in
                                             partnership name by authorized
                                             person.)

                                             PLEASE MARK, DATE, SIGN AND MAIL
                                             THIS PROXY CARD PROMPTLY IN THE
                                             ENVELOPE ENCLOSED--NO POSTAGE IS
                                             REQUIRED